Exhibit 99.1

SYNNEX Corporation Completes Transaction with Convergys Corporation

Cincinnati, Ohio – October 5, 2018 - Convergys Corporation (NYSE: CVG) today announced that SYNNEX Corporation (“SYNNEX”) (NYSE: SNX) has completed its previously announced acquisition of Convergys.  Convergys common shares will cease trading on The New York Stock Exchange prior to market open today, and will be delisted.

Pursuant to the definitive merger agreement among Convergys, SYNNEX and certain affiliates of SYNNEX, dated as of June 28, 2018, Convergys shareholders will receive, for each common share of Convergys held, (i) $13.25 in cash and (ii) 0.1263 shares of SYNNEX common stock. Convergys shareholders of record should wait to receive a letter of transmittal before surrendering their Convergys common shares in exchange for the merger consideration.

In connection with the acquisition, notice is hereby given to holders of Convergys’s 5.75% junior subordinated convertible debentures due 2029 (the “Debentures”), pursuant to the indenture governing the Debentures (as supplemented, the “Indenture”), notifying holders that as a result of the completion of the acquisition and the termination of trading of Convergys common shares on The New York Stock Exchange, a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined in the Indenture, has occurred effective as of October 5, 2018.

Centerview Partners acted as financial advisor to Convergys in connection with the acquisition by SYNNEX, and Wachtell, Lipton, Rosen & Katz was legal counsel to Convergys.

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees in 33 countries around the world.

Visit www.convergys.com to learn more about us.

About SYNNEX

SYNNEX Corporation (NYSE: SNX) is a Fortune 200 corporation and a leading business process services company, providing a comprehensive range of distribution, logistics and integration services for the technology industry and providing outsourced services focused on customer engagement to a broad range of enterprises.  SYNNEX distributes a broad range of information technology systems and products, and also provides systems design and integration solutions. Concentrix, a wholly-owned subsidiary of SYNNEX Corporation, offers a portfolio of strategic solutions and end-to-end business services focused on customer engagement, process optimization, technology innovation, front and back-office automation and business transformation to clients in ten identified industry verticals. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia-Pacific and Europe.  Additional information about SYNNEX may be found online at www.synnex.com.